Exhibit 12.1


                         BOOTH CREEK SKI HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


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


                                                   -------------------------------------------------------------------
                                                     Fiscal       Fiscal        Fiscal         Fiscal        Fiscal
                                                      Year         Year          Year           Year          Year
                                                     Ended        Ended         Ended          Ended         Ended
                                                    October      October       November       November      October
                                                    29, 1999     27, 2000       2, 2001       1, 2002       31, 2003
                                                   -----------  -----------   -----------    -----------   -----------
Earnings
   Income (loss) from continuing operations        $ (16,982)  $      970      $(13,656)     $    1,016    $   (5,361)
   Fixed charges                                      21,164       20,470        18,606          17,137        14,318
   Capitalized interest                                 (332)        (149)          (59)            (78)         (135)
   Preferred stock dividend requirement                 (218)        (179)         (127)            (15)            -
                                                   -----------  -----------   -----------    -----------   -----------
Total earnings                                     $   3,632   $   21,112      $  4,764      $   18,060    $    8,822
                                                   ===========  ===========   ===========    ===========   ===========

Fixed Charges
   Interest expense                                $  18,517   $   18,158      $ 16,822      $   15,281    $   12,492
   Capitalized interest                                  332          149            59              78           135
   Portion of rent expense representative
     of interest                                       1,004          900           632             637           551
   Amortization of deferred financing costs            1,093        1,084           966           1,126         1,140
   Preferred stock dividend requirement                  218          179           127              15             -
                                                   -----------  -----------   -----------    -----------   -----------
Total fixed charges                                $  21,164   $   20,470      $ 18,606      $   17,137    $   14,318
                                                   ===========  ===========   ===========    ===========   ===========
Ratio of Earnings to Fixed Charges                         -         1.03             -            1.05             -
                                                   ===========  ===========   ===========    ===========   ===========
Coverage Deficiency                                $ (17,532)  $        -      $(13,842)     $        -    $   (5,496)
                                                   ===========  ===========   ===========    ===========   ===========
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